EXHIBIT 3.2

C200627100118
FILED
October 02, 2006
Sec. Of State

State of North Carolina
Department of the Secretary of State

Articles of incorporation

Pursuant to Section 55-2-02 of the General Statutes of North Carolina, the undersigned does hereby submit these Articles of Incorporation for the purposes of forming a business corporation:

1.	The name of the corporation is:

A.J. Glaser, Inc.

2.	The number of shares the corporation is authorized to issue is 100 shares at $1.00 par value. These shares shall be all of one class, designated as common stock.

3.	The street address and county of the initial registered office of the corporation is:

East Field Road, Suite 200-311
Huntersville, North Carolina 28078
County of Caldwell

4.	The name of the initial registered agent is: Adam Slazer

5.	The name and address of each incorporator is as follows:

Jean M. Sherett
c/o BlumbergExcelsior Corporate Services, Inc.
62 White Street
New York, New York 10013

6.	These articles will be effective upon filing.

This is the 27th day of September, 2006.

/s/  Jean M. Sherett
Incorporator